Designated Filer:	Monarch Alternative Capital LP
Issuer & Ticker Symbol:	Resolute Energy Corp. [REN]
Date of Event Requiring Statement:	May 15, 2018

Explanation of Responses:

(1)
This restricted stock was granted to Joseph Citarrella pursuant to the Issuer’s 2009 Performance Incentive Plan.  The restricted stock will vest pursuant to the vesting schedule set forth in the Restricted Stock Grant Agreement dated May 15, 2018 between the Issuer and Joseph Citarrella.  Pursuant to such agreement, all 2,770 shares vest on the first anniversary of the date of grant. Pursuant to the terms of Mr. Citarrella’s employment with MAC (as defined below), Mr. Citarrella is required to turn over such restricted stock to MAC and shall transfer ownership of such restricted stock to MAC at the earliest opportunity.  As such, Mr. Citarrella does not have a pecuniary interest in such restricted stock and disclaims beneficial ownership of the restricted stock for all purposes.

(2)	Includes 2,770 shares of restricted stock subject to time-vesting criteria.
(3)
This Form 4 is being filed on behalf of Monarch Alternative Capital LP, a Delaware limited partnership (“MAC”), MDRA GP LP, a Delaware limited partnership (“MDRA GP”), and Monarch GP LLC, a Delaware limited liability company (“Monarch GP” and, together with MAC and MDRA GP, the “Reporting Persons”). MAC serves as the investment advisor to the Funds (as defined below). MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. Each of MAC, MDRA GP and Monarch GP may be deemed to indirectly beneficially own shares held directly by the Funds and disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.

(4)
Restricted stock held directly by Joseph Citarrella. By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Reporting Persons is deemed to be a beneficial owner of the shares of Common Stock issued to Joseph Citarrella.

(5)	Common Stock held by Monarch Alternative Solutions Master Fund Ltd, a Cayman Islands corporation (“MASMF”).
(6)	Common Stock held by Monarch Capital Master Partners III LP, a Cayman Islands limited partnership (“MCMP III”).
(7)	Common Stock held by MCP Holdings Master LP, a Cayman Islands limited partnership (“MCPH”).
(8)	Common Stock held by Monarch Debt Recovery Master Fund Ltd, a Cayman Islands corporation (“MDRF”).
(9)	Common Stock held by Monarch Capital Master Partners IV LP, a Cayman Islands limited partnership (“MCMP IV”).
(10)	Common Stock held by P Monarch Recovery Ltd., a Cayman Islands corporation (“PMR” and, together with MASMF, MCMP III, MCPH, MDRF and MCMP IV, the “Funds”).